EXHIBIT 99.1
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             HOLLINGER INTERNATIONAL MAKES SERIES OF ANNOUNCEMENTS,
                INCLUDING DECLARATION OF SECOND SPECIAL DIVIDEND


         GORDON A. PARIS ELECTED COMPANY'S CHAIRMAN, CEO AND PRESIDENT,
                            REMOVING INTERIM STATUS

                SPECIAL COMMITTEE REVIEWS SHAREHOLDER RIGHTS PLAN


NEW YORK, NY, JANUARY 27, 2005 - Hollinger International Inc. (NYSE:HLR) announced today that its Board of Directors has declared a Special Dividend in aggregate of approximately $273 million, representing the second tranche of the distribution of $500 million of net proceeds from the Company's sale of The Telegraph Group. In addition, the Company announced that Gordon A. Paris has been elected Chairman, Chief Executive Officer and President of Hollinger International, removing his interim status in these positions.

The Company also announced today that, consistent with the terms of the Shareholder Rights Plan ("the Plan") adopted by the Company in January 2004, the Special Committee of the Board has reviewed the Plan and determined that it remains in the best interests of shareholders.

Mr. Paris said, "We are delighted to declare this significant dividend, and we will continue to diligently focus on ways to enhance value for all of our shareholders. While our desire was to effect the distribution of net proceeds from the Telegraph sale to our shareholders by means of a self-tender, the delays in our 2004 financial filings, which are required for a self-tender, would have resulted in an unacceptable delay in the distribution of the second tranche. We believe that we owe it to our investors to complete the distribution in an expeditious manner."

SECOND SPECIAL DIVIDEND

The Second Special Dividend declared by the Board today will be $3.00 per share for the Company's Class A Common Stock, par value $0.01 per share, and its Class B Common Stock, par value $0.01 per share, for holders of record of such shares on February 14, 2005, payable on March 1, 2005. This Dividend follows a first Special Dividend, which distributed an aggregate amount of approximately $227 million to shareholders on January 18, 2005.

ELECTION OF GORDON A. PARIS AS CHAIRMAN, PRESIDENT AND CEO

The Hon. Raymond G.H. Seitz, Chairman of the Executive Committee of the Board, said, "Under Gordon Paris' leadership, Hollinger International has made enormous strides in recovering from past damage and returning value to the Company's shareholders. In addition to leading the Special Committee investigation and litigation process and the Strategic Process to maximize value for shareholders, Gordon has overseen improvements to our Company's operations, with initiatives to focus on assets with the highest long-term return potential and the streamlining of operating costs. We are delighted that he has decided to remain at Hollinger International."

Mr. Paris had been serving as Interim President and CEO since November 2003 and as Interim Chairman since January 2004. He is also the Chairman of the Special Committee of the Company's Board of Directors.

SHAREHOLDER RIGHTS PLAN

The Special Committee of the Board of Directors has re-evaluated the Company's Shareholder Rights Plan, as required by the Plan as adopted on January 25, 2004. Noting among other factors the uncertainty surrounding the future control of the Company, the Special Committee concluded that the Plan remains in the best interests of the Company's shareholders. The Plan, unless the Rights issued thereunder are earlier redeemed by the Board of Directors or the Corporate Review Committee of the Board (the "CRC"), continues in effect by its terms until February 5, 2014. However, the Special Committee has resolved to re-evaluate the Plan once again within a year, although the Board, the CRC and the Special Committee have the power to re-evaluate the Plan at any time as the facts and circumstances may warrant.

Under the Plan, if any person or group acquires 20% or more of the voting power of the Company's outstanding common stock without the approval of the Board of Directors or the CRC, there would be a triggering event potentially causing significant dilution in the voting power of such person or group. Although the Plan exempts Hollinger Inc. as the current holder of over 20% of the voting power of the Company's common stock, it does not exempt any direct or indirect transferee of that interest.


Hollinger International Inc. is a newspaper publisher whose assets include The Chicago Sun-Times and a large number of community newspapers in the Chicago area as well as in Canada.

CERTAIN STATEMENTS MADE IN THIS RELEASE ARE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 (THE "ACT"). FORWARD-LOOKING STATEMENTS INCLUDE, WITHOUT LIMITATION, ANY STATEMENT THAT MAY PREDICT, FORECAST, INDICATE OR IMPLY FUTURE RESULTS, PERFORMANCE OR ACHIEVEMENTS, AND MAY CONTAIN THE WORDS "BELIEVE," "ANTICIPATE," "EXPECT," "ESTIMATE," "PROJECT, "WILL BE," "WILL CONTINUE," "WILL LIKELY RESULT," "IS SUBJECT TO," OR SIMILAR WORDS OR PHRASES. FORWARD-LOOKING STATEMENTS INVOLVE RISKS AND UNCERTAINTIES, WHICH MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE FORWARD-LOOKING STATEMENTS. THE RISKS AND UNCERTAINTIES ARE DETAILED FROM TIME TO TIME IN REPORTS FILED BY HOLLINGER INTERNATIONAL WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING IN ITS FORMS 10-K AND 10-Q AND INCLUDE A POTENTIAL DELISTING BY THE NYSE OF THE COMPANY'S CLASS A COMMON STOCK. NEW RISK FACTORS EMERGE FROM TIME TO TIME AND IT IS NOT POSSIBLE FOR MANAGEMENT TO PREDICT ALL SUCH RISK FACTORS, NOR CAN IT ASSESS THE IMPACT OF ALL SUCH RISK FACTORS ON THE COMPANY'S BUSINESS OR THE EXTENT TO WHICH ANY FACTOR, OR COMBINATION OF FACTORS, MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN ANY FORWARD-LOOKING STATEMENTS. GIVEN THESE RISKS AND UNCERTAINTIES, INVESTORS SHOULD NOT PLACE UNDUE RELIANCE ON FORWARD-LOOKING STATEMENTS AS A PREDICTION OF ACTUAL RESULTS.

                                      # # #


HOLLINGER INTERNATIONAL CONTACTS:
US/CANADA MEDIA
Molly Morse
Kekst and Company
212-521-4826 molly-morse@kekst.com


UK MEDIA
Jeremy Fielding
Kekst and Company
jeremy-fielding@kekst.com
1-212-521-4825